RELEASE DATE: 3/30/00

NORTH AMERICAN VACCINE SETTLES MATES LAWSUIT

Columbia, Maryland - March 30, 2000, North American Vaccine (AMEX: NVX) announced today that it has settled a lawsuit brought by Sharon Mates, the Company's former President. Terms of the settlement are confidential.

Neil Flanzraich, Chairman of the Board of Directors of North American Vaccine, stated: "We are pleased to resolve this dispute with Dr. Mates, who was instrumental in the Company's development. We thank Dr. Mates for her contributions to the Company and wish her well in her future endeavors."

Under Dr. Mates' leadership, the Company's first product, Certiva(R) was approved by the Food and Drug Administration (FDA) for marketing in the United States. Certiva(R) is indicated for active immunization against diphtheria, tetanus and pertussis in infants and children from 6 weeks to 7 years of age. With the approval of Certiva(R), North American Vaccine, Inc. has become the first independent vaccine manufacturer in more than a decade to receive FDA approval for a new childhood vaccine. A European formulation of Certiva(R) (Certiva(R)-EU) was approved in several countries in Europe.

Dr. Mates established the development and collaborative programs for the Company's conjugate vaccines, and guided the development of the Company's combination vaccines. The first combination vaccine of the Company, combining its DTaP with an injectable polio vaccine (DTaP-IPV), received marketing authorization through the European mutual recognition procedure and led to national product approvals in several European countries.

The lawsuit filed by Dr. Mates in November 1998 included claims against the Company, two of its directors and an affiliate, BioChem Pharma, Inc. In June 1999, the U.S. District Court in Maryland dismissed all claims alleged in the litigation. Dr. Mates filed an appeal, which was pending at the time that the case was settled.

North American Vaccine, Inc. is engaged in the research, development, production and sales of vaccines for the prevention of human infectious diseases. North American Vaccine news releases are available on the Company's web site at http://www.nava.com.

CONTACT: Tom Newberry, Director, Investor Relations, North American Vaccine, Inc., 10150 Old Columbia Road, Columbia, Maryland 21046 (410) 309-7121.